                                                                    EXHIBIT 10.3

                                 AMENDMENT NO. 2

         This AMENDMENT NO. 2 (this "Amendment") is made as of the 20th day of February, 2004, by and among ERICO INTERNATIONAL CORPORATION, an Ohio corporation, ERICO PRODUCTS, INC., an Ohio corporation, and ERICO EUROPE HOLDING B.V., formerly known as ERICO EUROPA B.V., a limited liability company organized under the laws of the Netherlands (collectively, the "Borrowers" and, individually, each a "Borrower"), the Banks, as defined in the Credit Agreement, as hereinafter defined, LASALLE BANK NATIONAL ASSOCIATION, as lead arranger, issuing bank and administrative agent for the Banks (the "Administrative Agent"), GENERAL ELECTRIC CAPITAL CORPORATION, as co-lead arranger and co-documentation agent, NATIONAL CITY BANK, as syndication agent, and KEYBANK NATIONAL ASSOCIATION, as documentation agent.

         WHEREAS, the Borrowers, the Administrative Agent and the Banks are parties to that certain Second Amended and Restated Multicurrency Credit and Security Agreement, dated as of December 2, 2002, that provides, among other things, for loans and letters of credit aggregating One Hundred Twenty Million Dollars ($120,000,000), all upon certain terms and conditions (as amended and as the same may from time to time be further amended, restated or otherwise modified, the "Credit Agreement");

         WHEREAS, the Borrowers, the Administrative Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof;

         WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement;

         WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable considerations, the Borrowers, the Administrative Agent and the Banks hereby agree as follows:

         1. Amendment to Fees. Section 2.12 of the Credit Agreement is hereby amended to delete subsections (a), (d), (e), (f) and (g) therefrom and to insert in place thereof, respectively, the following:

                  (a) STRUCTURING FEE/AMENDMENT FEE. The Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of the Banks, the fees set forth in the Second Amendment Fee Letter.

                  (d) LETTER OF CREDIT FEE PERCENTAGES. So long as no Event of Default shall have occurred which has not been waived in accordance with Section 13.1 hereof:

                  (i) prior to the Second Amendment Closing Date, the Letter of Credit Fee

         Percentage shall be determined pursuant to this Agreement as in effect prior to the Second Amendment Closing Date;

                  (ii) commencing on the Second Amendment Closing Date through the day prior to the first anniversary of the Second Amendment Closing Date, the Letter of Credit Fee Percentage shall be two and one-fourth percent (2.25%);

                  (iii) on the first anniversary of the Second Amendment Closing Date through March 31, 2005, the Letter of Credit Fee Percentage shall be determined in accordance with the pricing grid below, based upon the financial statements required by Section 6.1(a) for the Fiscal Quarter ending September 30, 2004; and

                  (iv) on April 1, 2005 and thereafter on each Margin Adjustment Date, the Letter of Credit Fee Percentage shall be adjusted to be the percentage indicated in the following table corresponding to the Consolidated Funded Debt to EBITDA Ratio of International and its Subsidiaries as measured for the Cumulative Four Quarter Period ending as of the most recent Margin Determination Date (so long as prior to each such Margin Adjustment Date the Administrative Agent shall have received the Margin Adjustment Documents):

                                           Letter of
                                           Credit Fee
Applicable Financial Standard              Percentage
-----------------------------              ----------
Financial Standard I                         2.00 %
Financial Standard II                        2.25 %
Financial Standard III                       2.50 %
Financial Standard IV                        2.75 %
Financial Standard V                         3.00 %

         Anything in subparts (ii) and (iii) of this subsection (d) to the contrary notwithstanding, in the event that International or its Subsidiaries, after the Second Amendment Closing Date but prior to the first anniversary of the Second Amendment Closing Date, (1) effect an Acquisition or (2) redeem any of the 2002 Senior Subordinated Notes, then on each Margin Adjustment Date occurring after such Acquisition or redemption, the Letter of Credit Fee Percentage will be determined in accordance with subpart (iv) of this subsection (d) (notwithstanding the introduction to such subpart referring to the date of April 1,
         2005).

                  The Letter of Credit Fee Percentage effective as of a particular Margin Adjustment Date shall remain effective only until the next succeeding Margin Adjustment Date, at which time the Letter of Credit Fee Percentage shall be recalculated pursuant to this Section 2.12(d) of this Agreement; except, however, that, notwithstanding anything herein to the contrary, if (x) an Event of Default shall have occurred which is continuing and has not been so waived in accordance with Section 13.1 hereof or (y) even if any resulting Event of Default has been so waived, the Borrowers shall not have delivered as of any Margin Adjustment Date the financial statements required to have been delivered previously thereto under Sections 6.1(a) and 6.1(b) of this Agreement, then, the Letter of Credit Fee Percentage shall be three and one-half percent (3.50%) per annum.

                  (e) AGENT'S FEE. The Borrowers agree to pay to the Administrative Agent, for its sole account, the fees set forth in the Agent Fee Letter.

                  (f) FACILITY FEE. The Borrowers agree to pay in Dollars to the Administrative Agent, for the benefit of the Banks, allocable in accordance with the Ratable Portion of the Banks, a facility fee (the "Facility Fee") on the aggregate Revolving Credit Commitment at a rate per annum equal to one-fourth percent (1/4%), commencing on the Second Amendment Closing Date and thereafter, payable quarterly in arrears on the first day of each calendar quarter beginning with the quarter that commences on April 1, 2004 and on the Revolving Credit Termination Date (if the Revolving Credit Termination Date is other than at the end of a calendar quarter).

                  (g)      RESERVED.

         2. Amendment to Revolving Credit Margin Adjustment. Section 2.13(b) of the Credit Agreement is hereby amended to delete subsections (i),
(ii) and (iii) therefrom and to insert in place thereof, respectively, the following:

                  (i) COMMENCEMENT; CONDITIONS. So long as no Event of Default shall have occurred which has not been waived in accordance with Section 13.1 of this Agreement:

                  (A) prior to the Second Amendment Closing Date, the Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin shall be determined pursuant to this Agreement as in effect prior to the Second Amendment Closing Date;

                  (B) commencing on the Second Amendment Closing Date through the day prior to the first anniversary of the Second Amendment Closing Date, the Revolving Credit Alternate Base Rate Margin shall be one and one-fourth percent (1-1/4 %) and the Revolving Credit LIBOR Margin shall be two percent (2 %);

                  (C) on the first anniversary of the Second Amendment Closing Date through March 31, 2005, the Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin, as the case may be, shall be determined in accordance with the pricing grid set forth in subpart (D) below, based upon the financial statements required by
         Section 6.1(a) for the Fiscal Quarter ending September 30, 2004; and

                  (D) on April 1, 2005 and thereafter on each Margin Adjustment Date, the Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin, as the case may be, shall be adjusted to be the percentage indicated in the following table corresponding to the Consolidated Funded Debt to EBITDA Ratio of International and its Subsidiaries as measured for the Cumulative Four Quarter Period ending as of the most recent Margin Determination Date (so long as prior to each such Margin Adjustment Date the Administrative Agent shall have received the Margin Adjustment Documents):

                                          Revolving
                                       Credit Alternate
Applicable Financial                       Base Rate           Revolving Credit
       Standard                             Margin               LIBOR Margin
       --------                             ------               ------------
Financial Standard I                        0.00 %                 1.75 %
Financial Standard II                       1.25 %                 2.00 %
Financial Standard III                      1.50 %                 2.25 %
Financial Standard IV                       1.75 %                 2.50 %
Financial Standard V                        2.00 %                 3.00 %

         Anything in subparts (B) and (C) of this subsection (i) to the contrary notwithstanding, in the event that International or its Subsidiaries, after the Second Amendment Closing Date but prior to the first anniversary of the Second Amendment Closing Date, (1) effect an Acquisition or (2) redeem any of the 2002 Senior Subordinated Notes, then on each Margin Adjustment Date occurring after such Acquisition or redemption, the Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin will be determined in accordance with subpart (D) of this subsection (i) (notwithstanding the introduction to such subpart referring to the date of April 1, 2005).

                  (ii) DURATION OF REVOLVING CREDIT MARGIN ADJUSTMENT. Any such adjustment to the Revolving Credit Alternate Base Rate Margin or the Revolving Credit LIBOR Margin shall only remain effective until the earlier of the next Margin Adjustment Date or the date on which an Event of Default shall occur. The Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin, as the case may be, to be effective from such earlier date and from time to time thereafter shall be the Revolving Credit Alternate Base Rate Margin and the Revolving Credit LIBOR Margin, as the case may be, as adjusted pursuant to
         Section 2.13(b)(i) of this Agreement; provided, however, that: (A) if an Event of Default shall occur which has not been waived in accordance with Section 13.1 of this Agreement by reason of the Borrowers not having delivered the financial statements in accordance with Section 6.1(a) and 6.1(b) of this Agreement, the Revolving Credit Alternate Base Rate Margin shall be two percent (2.00%) per annum and the Revolving Credit LIBOR Margin shall be three percent (3.00%) per annum and (B) if an Event of Default shall occur which has not been waived in accordance with Section 13.1 of this Agreement, the interest rate shall be the interest rate applicable pursuant to Section 2.13(e) of this Agreement and subject to the notice provisions set forth therein. The Administrative Agent shall provide the Borrowers with five
         (5) Business Days' prior notice of the commencement of the charging of the interest rate provided for in clause (A) or (B) of the preceding sentence; provided, however, that (i) any notice given prior to imposition of such interest rate hereunder shall only be a notice as to this Section 2.12(b) and shall not be deemed to be a notice for any other purpose and (ii) no failure by the Administrative Agent to provide such notice shall limit any of the other rights of the Banks or the Administrative Agent hereunder at any time.

                  (iii)    RESERVED.

         3. Amendment to Default Interest. Section 2.13 of the Credit Agreement is hereby amended to delete subsection (e) therefrom and to insert in place thereof the following:

                  (e) DEFAULT INTEREST. Following the occurrence of an Event of Default which has not been waived in writing by the Required Banks or all of the Banks, as the case may be, unless otherwise agreed in writing by the Required Banks, (i) the principal outstanding hereunder and the unpaid interest and fees thereon shall bear interest, payable on demand, for Alternate Base Rate Advances and LIBOR Advances, at a rate per annum which shall be equal at all times to two percent (2.0%) in excess of the applicable interest rate then in effect, (ii) the fee for the Letters of Credit shall be as set forth in Section 2.12(d) hereof, and (iii) in the case of any other amount due from the Borrowers hereunder, such amount shall bear interest at a rate per annum which shall be equal at all times to two percent (2.0%) in excess of the rate applicable to Alternate Base Rate Advances (the "Default Rate"). Each of the Borrowers acknowledges that this calculation will result in the accrual of interest on interest and each of the Borrowers expressly consents and agrees to this provision. The Administrative Agent shall provide the Borrowers with five (5) Business Days' prior notice of the commencement of the charging of the Default Rate provided for in this Section 2.13(e) except with respect to an Event of Default under Section 7.13 hereof, in which case the applicable Default Rate shall apply automatically and without any notice from or action on the part of the Administrative Agent or the Banks. Any notice given pursuant to the previous sentence prior to imposition of the Default Rate shall only be a notice as to this Section 2.12(b) and shall not be deemed to be a notice for any other purpose, and the failure by the Administrative Agent to provide such notice shall not limit any of the other rights of the Banks or the Administrative Agent hereunder at any time.

         4. Addition to Representations and Warranties. Section 5 of the Credit Agreement is hereby amended to add a new Section 5.22 at the end thereof:

                  5.22. SENIOR SUBORDINATED INDEBTEDNESS. (a) no Default or Event of Default (as each term is defined, respectively, in each of the Senior Subordinated Indentures) exists, nor will any such Default or Event of Default exist under either of the Senior

         Subordinated Indentures (or note or other agreement executed in connection therewith) immediately after the occurrence of any Credit Event; (b) all of the Obligations under this Agreement and the other Loan Documents constitute Senior Debt and Designated Senior Debt under each of the Senior Subordinated Indentures, and (c) as of the Second Amendment Closing Date, the Borrowers and their Subsidiaries have not incurred any Designated Senior Debt under either of the Senior Subordinated Indentures other than the Obligations under this Agreement and the other Loan Documents.

         5. Amendment to Guarantors. Section 6.2 of the Credit Agreement is hereby amended to delete subsection (j) therefrom and to insert in place thereof the following:

                  (j) ADDITIONAL GUARANTORS. Promptly after the creation of a Subsidiary or the consummation of a Permitted Acquisition the result of which is the existence of a Subsidiary which is not a Borrower and which is not a Non-US Subsidiary, the Borrowers shall cause such Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Loan Parties a Guaranty Agreement guarantying the Guaranteed Obligations in the form of Exhibit E.

         6. Addition to Affirmative Covenants. Section 6.2 of the Credit Agreement is hereby amended to add new subsections (l), (m) and (n) at the end thereof:

                  (l) USE OF PROCEEDS FROM 144(a) OFFERING. Notwithstanding anything in this Agreement to the contrary, International shall use the net proceeds of the 144(a) Offering to (i) prepay the Term Loan Advances in full, (ii) partially redeem the 2002 Senior Subordinated Notes in an amount equal to Nineteen Million Four Hundred Thousand Dollars ($19,400,000), (iii) cause Holding to redeem in full the Holding Senior Subordinated Notes by repaying the loan from Holding to International in an amount equal to the amount required for redemption of the Holding Senior Subordinated Notes, and (iv) make a Distribution to Holding in the amount of Twenty-Five Million Dollars ($25,000,000) to pay dividends to the Class L common stockholders of ERICO Global Company.

                  (m)      SENIOR SUBORDINATED INDEBTEDNESS.

                           (i) Notice. To the extent any notices (other than quarterly and annual reports and other filings that the Borrowers are otherwise required to provide to the Administrative Agent and the Banks under this Agreement) are given or received by International pursuant to any Senior Subordinated Indenture, the Borrowers shall (A) with respect to a notice given by International, provide a copy of such notice on the same Business Day to the Administrative Agent and the Banks, and (B) with respect to a notice received by International, provide a copy to the Administrative Agent and the Banks within three Business Days after such notice is received.

                           (ii) Designated Senior Indebtedness and Credit Agreement. International and its Subsidiaries shall not incur any Designated Senior Debt other than the Obligations under this Agreement and the other Loan Documents. International and its Subsidiaries shall not enter into any other document that constitutes a Credit Agreement, or similar defined term, as defined in any Senior Subordinated Indenture, except pursuant to this Agreement and the other Loan Documents.

                           (iii) Guarantors. Notwithstanding anything in this Agreement to the contrary, to the extent that any Subsidiary of a Borrower becomes a Subsidiary Guarantor (as defined, respectively, in either of the Senior Subordinated Indentures), such Subsidiary shall also become a Guarantor under this Agreement. The Borrowers shall cause each such Subsidiary to deliver to the Administrative Agent, for the benefit of the Banks, such Guaranty Agreement and other documentation reasonably satisfactory to the Administrative Agent.

                  (n) OTHER COVENANTS. In the event that International or any of it Subsidiaries shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, as determined in good faith by the Administrative Agent, then International and its Subsidiaries shall be bound hereunder by such covenants with the same force and effect as if such covenants were written herein.

         7. Amendment to Equity Transactions Covenant. Section 6.3(a) of the Credit Agreement is hereby amended to insert subpart (iv) after subpart
(iii) thereof:

         or (iv) enter into any Asset Securitization Transaction, as defined, respectively, in each of the Senior Subordinated Indentures.

         8. Amendment to Indebtedness Covenant. Section 6.3(b) of the Credit Agreement is hereby amended to delete subparts (viii) and (ix) therefrom and to insert in place thereof, respectively, the following:

                  (viii) subject to the limitations contained in Section 2.11(a) and without duplication, Indebtedness of (x) a Borrower comprised of Fronting Bank LCs and Affiliate Fronting Bank LCs issued for the benefit of Non-US Subsidiaries (including Europa in the case of International), (y) Europa comprised of Advances, and (z) Wholly-Owned Non-US Subsidiaries (including Europa) comprised of intercompany loans from International, ERICO Products or, without duplication of (y) above, Europa, so long as (A) the aggregate of the foregoing under (x),
         (y) and (z) incurred on and after the Second Amendment Closing Date shall not exceed Fifty-Five Million Dollars ($55,000,000) at any one time outstanding, and (B) the intercompany loans or advances from a Borrower to a Non-U.S. Subsidiary are evidenced by a promissory note, in form and substance satisfactory to the Administrative Agent, that has been delivered to the Administrative

         Agent as security for the Obligations (provided that the promissory notes payable to Europa shall only secure the Obligations of Europa).

                  (ix) [Reserved]

         9. Amendment to Investments. Section 6.3(d)(ii) of the Credit Agreement is hereby amended to delete subparts (VI) and (IX) therefrom and to insert in place thereof, respectively, the following:

                  (VI) advances, loans, notes receivable or Guaranties comprised of (x) Fronting Bank LCs and Affiliate Fronting Bank LCs issued for account of a Borrower for the benefit of Non-US Subsidiaries (including Europa in the case of International), (y) intercompany loans to Non-US Subsidiaries from International, ERICO Products or Europa to the extent funded by Advances, and (z) investments or accounts receivable permitted by clause (i)(x) above, so long as (A) the aggregate of the foregoing under (x), (y) and (z) incurred on and after the Second Amendment Closing Date shall not exceed Fifty-Five Million Dollars ($55,000,000) at any one time outstanding, and (B) the intercompany loans from a Borrower to a Non-U.S. Subsidiary are evidenced by a promissory note, in form and substance satisfactory to the Administrative Agent, that has been delivered to the Administrative Agent as security for the Obligations (provided that the promissory notes payable to Europa shall only secure the Obligations of Europa).

                  (IX) [Reserved]

         10. Amendment to Negative Covenants. Section 6.3 of the Credit Agreement is hereby amended to delete subsections (e), (k), (l), (m) and (n) therefrom and to insert in place thereof, respectively, the following:

                  (e) DIVIDENDS AND MANAGEMENT FEES. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to make or commit itself to make any Distribution, loan or advance to Holding or pay any management fee to Holding at any time other than (i) any stock dividend, stock split or other equity distribution payable only in capital stock or other equity, (ii) any Distribution for purposes of repurchasing equity up to a maximum of One Million Dollars ($1,000,000) per year, (iii) Distributions to be used to compensate officers of Holding, up to a maximum of Two Million Dollars ($2,000,000) per year,
         (iv) a one time Distribution in the amount of Twenty-Five Million Dollars ($25,000,000) to pay dividends to the Class L common stockholders of ERICO Global Company, to be made from the proceeds of the 144(a) Offering on or about the Second Amendment Closing Date; (v) any Distribution to Holding for purposes of paying the tax liabilities of Holding, up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) per year, and (vi) any Distribution to Holding for payment of tax liabilities solely relating to and in an amount equal to Holding's liabilities for the consolidated taxes of International and its Subsidiaries; (vii) any Distribution in connection with the Merger on the Restatement Date; or (viii) any Distribution, loan, management fees or advances to Holding in an aggregate amount for International and all of its Subsidiaries of no more than One Million Dollars ($1,000,000) per Fiscal Year in order to permit Holding to pay ordinary operating expenses (other than officer compensation) of Holding; provided, however, that this Section 6.3(e) shall not prohibit any Distribution from a direct or indirect Subsidiary of a Borrower to such Borrower or another Subsidiary of such Borrower, as the case may be, and any of the foregoing Distributions (other than pursuant to subparts (vi) and (viii)) to Holding may only be made if no Potential Default or Event of Default has occurred and is continuing or, after giving effect to such Distribution, would occur. Further, except as provided in this Section 6.3(e), no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, suffer or permit itself to be subject to any negative covenant in favor of a Person or Persons which limits such Borrower or its Subsidiaries ability to make any Distribution from a direct or indirect Subsidiary of a Borrower to such Borrower or another Subsidiary of such Borrower, as the case may be.

                  (k)      PAYMENT OF INDEBTEDNESS.

                           (i) On the Second Amendment Closing Date, International shall, and shall be permitted to, prepay in full the intercompany loan (in the amount of the sum of the Obligations owing on the Holding Senior Subordinated Notes) originally made by Holding to International with the proceeds from the Holding Senior Subordinated Notes. Immediately after such prepayment, International shall cause Holding to redeem in full the Holding Senior Subordinated Notes with the proceeds of such prepayment.

                           (ii) After the occurrence of a Potential Default or an Event of Default, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make (A) any payment in respect of any Subordinated Debt or (B) any payment to Holding in respect of any Indebtedness of any Borrower or any Subsidiary to Holding.

                  (l)      SENIOR SUBORDINATED INDEBTEDNESS.

                           (i) Payment. International shall not repay, redeem, retire or repurchase any Senior Subordinated Indebtedness, including, but not limited to, the Indebtedness incurred pursuant to the notes issued in connection with the Senior Subordinated Indentures; provided, however, that International may (A) make regularly scheduled payments of interest on the Senior Subordinated Notes, and (B) (1) on or prior to August 15, 2004, roll the 2002 Senior Subordinated Notes that are outstanding after the Second Amendment Closing Date into the 2004 Senior Subordinated Indenture, or (2) at any time after August 15, 2004, redeem in full the 2002 Senior Subordinated Notes at up to one hundred one percent (101%) of the face value thereof, so long as no Potential Default or Event of Default shall have occurred and be continuing or, after giving proforma effect to such redemption, would occur.

                           (ii) Defeasance. International shall not exercise any right of legal defeasance or covenant defeasance or similar right with respect to any of the Senior Subordinated Indebtedness.

                           (iii) Amendments. International shall not amend, supplement (other than a supplement to add a guarantor thereunder) or waive any provision of the Senior Subordinated Indenture, except with respect to any amendment or modification of the subordination provisions of a Senior Subordinated Indenture, which amendment or modification shall require the written consent of the Loan Parties; provided, however, that International shall be permitted to and shall cause the 2002 Senior Subordinated Indenture to be amended and restated on or prior to the Second Amendment Closing Date to reflect, in form and substance, the 2004 Senior Subordinated Indenture (other than with respect to maturity, pricing and similar characteristics).

                  (m) HOLDING INDEBTEDNESS. Notwithstanding anything in this Agreement to the contrary, on and after the Second Amendment Closing Date, International and its Subsidiaries shall not make any Distributions, investments or loans to Holding for the purposes of servicing any indebtedness for borrowed money of Holding.

                  (n)      INTERCOMPANY LOANS.

                           (i) All intercompany loans and advances from a Borrower or a Guarantor Subsidiary to a Non-U.S. Subsidiary and all Subordinated Intercompany Loans shall be evidenced by promissory notes in form and substance acceptable to the Administrative Agent, and such promissory notes shall be delivered to the Administrative Agent as security for the Obligations (provided that the promissory notes payable to Europa shall only secure the Obligations of Europa).

                           (ii) All Indebtedness in the form of Subordinated Intercompany Loans shall at all times and in all respects be subordinate and junior in right of payment to the Obligations, and any extensions, renewals, refinancings and modifications thereto.

                           (iii) Unless and until all of the Obligations shall have been fully and finally paid and satisfied, International and its Subsidiaries shall not (A) enforce or exercise any right of demand or setoff or commence any legal or other action to collect upon any Subordinated Intercompany Loan; (B) take or accept any collateral or security with respect to any Subordinated Intercompany Loan without the prior written consent of the Administrative Agent; (C) commence foreclosure or any other similar type of proceedings or exercise any similar remedies in respect of any Subordinated Intercompany Loan; (D) enforce any judgment that it might obtain with respect to any Subordinated Intercompany Loan, without obtaining the prior written consent of the Administrative Agent; or

                  (E) commence or join with any other creditor or creditors in commencing any bankruptcy, reorganization or insolvency proceedings against the obligor on any Subordinated Intercompany Loan; provided, however, that, so long as no Potential Default or Event of Default shall exist, regularly scheduled payments may be made on the Subordinated Intercompany Loans.

                           (iv) International and its Subsidiaries represent and warrant that the Subordinated Intercompany Loans are and will remain unsecured, and shall not be subordinated to any Indebtedness other than the Obligations and the Senior Subordinated Indebtedness.

         11. Amendment to Financial Covenants. Section 6.4 of the Credit Agreement is hereby retroactively amended, effective as of December 31, 2003, to delete subsections (a), (c), (d), (e) and (f) therefrom and to insert in place thereof, respectively, the following:

                  (a) CONSOLIDATED NET WORTH. The Borrowers shall not permit the Consolidated Net Worth of International and its consolidated
         Subsidiaries: (i) as of December 31, 2003, to be less than Sixty-Two Million Dollars ($62,000,000), and (ii) as of each Fiscal Quarter ending after December 31, 2003, not less than:

                           (A)      Forty-One Million Dollars ($41,000,000);
                  plus

                           (B) an aggregate amount equal to fifty percent (50%) of Consolidated Net Income (if any and only to the extent a positive number) attributable to each Fiscal Year ending after December 31, 2003 (which aggregate amount shall not be reduced by any consolidated net losses reported for any Fiscal Year ending after December 31, 2003); plus

                           (C) if such date is during and not at the end of a Fiscal Year, an amount equal to fifty percent (50%) of the Consolidated Net Income (if any and only to the extent a positive number) for the fiscal period consisting of the Fiscal Quarters of such Fiscal Year that have ended on or before such date.

                  (c) CONSOLIDATED FUNDED DEBT TO EBITDA RATIO. The Borrowers shall not permit the Consolidated Funded Debt to EBITDA Ratio as at the end of each Cumulative Four Quarter Period to exceed (i) 4.50 to 1.00 for each Cumulative Four Quarter Period ending prior to December 31, 2003, (ii) 4.25 to 1.00 for each Cumulative Four Quarter Period ending on December 31, 2003 and prior to March 30, 2004,
         (iii)5.00 to 1.00 for each Cumulative Four Quarter Period ending on March 31, 2004 and prior to December 31, 2005, (iv) 4.75 to 1.00 for each Cumulative Four Quarter Period ending on December 31, 2005 and prior to December 31, 2006, (v) 4.50 to 1.00 for each Cumulative Four Quarter Period ending on December 31, 2006 and prior to March 31, 2007, and (vi) 4.25 to 1.00 on March 31, 2007 and thereafter.

                  (d)      RESERVED.

                  (e) CONSOLIDATED SENIOR FUNDED DEBT TO EBITDA RATIO. The Borrowers shall not permit the Consolidated Senior Funded Debt to EBITDA Ratio as at the end of each Cumulative Four Quarter Period to exceed (i) 3.00 to 1.00 for each Cumulative Four Quarter Period ending prior to December 31, 2003, and (ii) 2.25 to 1.00 for each Cumulative Four Quarter Period ending on December 31, 2003 and thereafter.

                  (f) MINIMUM CONSOLIDATED EBITDA. The Borrowers shall not permit the Consolidated EBITDA as at the end of each Cumulative Four Quarter Period to be less than (i) $33,000,000 for each Cumulative Four Quarter Period ending prior to December 31, 2003, (ii) $36,000,000 for each Cumulative Four Quarter Period ending on December 31, 2003 and prior to December 31, 2005, (iii) $40,000,000 for each Cumulative Four Quarter Period ending on December 31, 2005 and prior to December 31, 2006, and (iv) $45,000,000 for each Cumulative Four Quarter Period ending on December 31, 2006 and thereafter.

         12. Amendment to Events of Default. Section 7 of the Credit Agreement is hereby amended to delete Section 7.12 and 7.13 therefore and insert in place thereof, respectively, the following:

                  7.12 FORFEITURE PROCEEDINGS AND FINANCIAL IMPAIRMENT OF CERTAIN SUBSIDIARIES. An (a) adjudication against a Borrower, any Subsidiary of a Borrower or any Guarantor in any criminal proceedings requiring a Borrower's forfeiture of any material asset or assets; or
         (b) The Financial Impairment of a Subsidiary of a Borrower, other than a Subsidiary described in Section 7.13 hereof.

                  7.13. FINANCIAL IMPAIRMENT OF THE BORROWERS AND CERTAIN SUBSIDIARIES. The Financial Impairment of (a) a Borrower, or (b) a Subsidiary of a Borrower representing in excess of five percent (5%) of the Consolidated Total Assets, or generating in excess of five percent (5%) of the Consolidated Net Income, of International and its Subsidiaries.

         13. Amendment to Events of Default. Section 7 of the Credit Agreement is hereby amended to add a new Section 7.14 at the end thereto:

                  7.14. SENIOR SUBORDINATED INDENTURE. If (a) any Event of Default (as defined, respectively, in any Senior Subordinated Indenture) shall occur under any Senior Subordinated Indenture; (b) the Obligations under this Agreement, or any part thereof, shall cease to constitute Senior Debt or Designated Senior Debt under each of the Senior Subordinated Indentures; (c) the Borrowers shall designate any Indebtedness as Designated Senior Debt without the prior written consent of the Administrative Agent; or (d) enter into any Credit Agreement (as defined in any Senior Subordinated Indenture), except pursuant to this Agreement and the other Loan Documents, without the prior written consent of the Administrative Agent.

         14. Amendment to Optional Defaults. Section 8.1 of the Credit Agreement is hereby amended to delete the phrase "Upon the occurrence of an Event of Default described above in Sections 7.1 through 7.12 above," therefrom and to insert in place thereof the following:

                  Upon the occurrence of an Event of Default described above in Sections 7.1 through 7.12 or 7.14 above,

         15. Amendment to Amendments and Consents. Section 13.1 of the Credit Agreement is hereby amended to delete subsection (b) therefrom and to insert in place thereof the following:

                  (b) any reduction in the rate of interest on the Revolving Credit Notes (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate under this Section), or in any amount of principal or interest due on any Revolving Credit Note, or in the manner of pro rata application of any payments made by the Borrowers to the Banks hereunder,

         16. Amendment to General. Section 13 of the Credit Agreement is hereby amended to add a new Section 13.20 at the end thereto:

                  13.20. DESIGNATED SENIOR DEBT. This Agreement is the "Credit Agreement" as defined in each of the Senior Subordinated Indentures, and the Indebtedness created hereunder is "Designated Senior Debt" under the provisions of each of the Senior Subordinated Indentures.

         17. Attachments to Credit Agreement. The Credit Agreement is hereby amended to delete Annex I therefrom and to insert in place thereof the attached Annex I.

         18. Amendment to Definitions. Annex II of the Credit Agreement is hereby amended to delete the definitions of "Consolidated Fixed Charge Coverage Ratio", "Financial Standard I", "Financial Standard II", "Financial Standard III", "Financial Standard IV", "Financial Standard V", "Letter of Credit Fee Percentage", "Margin Adjustment Date", "Margin Adjustment Documents", "Margin Determination Date", "Required Banks", "Revolving Credit Termination Date", "Senior Subordinated Indebtedness", "Senior Subordinated Indenture", "Senior Subordinated Notes" and "Substantial Guarantor" therefrom and to insert in place thereof, respectively, the following:

                  "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, for any Cumulative Four Quarter Period, the ratio of: (a) the Consolidated EBITDA minus the Consolidated Capital Expenditures minus the Consolidated Income Tax Expense actually paid in cash during such period to (b) the sum of (without duplication) (i) Consolidated Interest Expense, plus (ii) the scheduled principal payments in respect of Consolidated Senior Debt and Consolidated Subordinated Debt as at the Fiscal Quarter ending immediately prior to the Cumulative Four Quarter Period in question, plus (iii) cash Distributions made by International to its shareholders, but excluding (A) Distributions made in connection with the Merger, (B) Distributions made prior to the Restatement Date, (C)

         Distributions made for payment of regularly scheduled interest payments under the Holding Senior Subordinated Indenture prior to the Second Amendment Closing Date, (D) the Twenty-Five Million Dollar ($25,000,000) Distribution permitted pursuant to subpart (iv) of
         Section 6.3(e) hereof, and (E) the annual Distributions to Holding for repurchases of equity permitted pursuant to subpart (ii) of Section 6.3(e) hereof.

                  "FINANCIAL STANDARD I" means satisfaction by International and its Subsidiaries on a consolidated basis of a Consolidated Funded Debt to EBITDA Ratio (as measured for the Cumulative Four Quarter Period ending as of the applicable Determination Date) of less than or equal to 3.50 to 1.00.

                  "FINANCIAL STANDARD II" means satisfaction by International and its Subsidiaries on a consolidated basis of a Consolidated Funded Debt to EBITDA Ratio (as measured for the Cumulative Four Quarter Period ending as of the applicable Determination Date) of greater than
         3.50 to 1.00 but less than or equal to 4.00 to 1.00.

                  "FINANCIAL STANDARD III" means satisfaction by International and its Subsidiaries on a consolidated basis of a Consolidated Funded Debt to EBITDA Ratio (as measured for the Cumulative Four Quarter Period ending as of the applicable Determination Date) of greater than
         4.00 to 1.00 but less than or equal to 4.50 to 1.00.

                  "FINANCIAL STANDARD IV" means satisfaction by International and its Subsidiaries on a consolidated basis of a Consolidated Funded Debt to EBITDA Ratio (as measured for the Cumulative Four Quarter Period ending as of the applicable Determination Date) of greater than
         4.50 to 1.00 but less than or equal to 5.00 to 1.00.

                  "FINANCIAL STANDARD V" means satisfaction by International and its Subsidiaries on a consolidated basis of a Consolidated Funded Debt to EBITDA Ratio (as measured for the Cumulative Four Quarter Period ending as of the applicable Determination Date) of greater than 5.00 to 1.00.

                  "LETTER OF CREDIT FEE PERCENTAGE" means (i) for the period commencing on the Restatement Date and ending on May 31, 2003, a percentage equal to three and one-fourth percent (3.250%) per annum and
         (ii) thereafter, such percentage as determined pursuant to Section 2.12(d) of this Agreement.

                  "MARGIN ADJUSTMENT DATE" means the first Business Day of each April, June, September, and December of each year.

                  "MARGIN ADJUSTMENT DOCUMENTS" means (1) the financial statements required by Section 6.1(a) for the Fiscal Quarter ending immediately prior to such Margin Adjustment Date, or where the Fiscal Quarter ending immediately prior to such Margin Adjustment Date is a Fiscal Year end, the financial statements required by Section 6.1(b) for such Fiscal Year ending immediately prior to such Margin Adjustment Date, and (2) a certificate complying with Section 6.1(c) hereof certifying the Consolidated Funded Debt to EBITDA Ratio of International and its Subsidiaries for the Cumulative Four Quarter Period ending on each such date.

                  "MARGIN DETERMINATION DATE" means each Fiscal Quarter End and each Fiscal Year End.

                  "REQUIRED BANKS" means, at any time, (a) Banks holding at least sixty-six and two thirds percent (66 2/3%) of (i) the Revolving Credit Commitments of all of the Banks at such time (or, if the Revolving Credit Commitments are no longer in effect, the outstanding Revolving Credit Advances of all of the Banks at such time) plus (ii) the aggregate LC Exposure of all of the Banks at such time, provided, however, that so long as there are more than three (3) Banks party to this Agreement, "Required Banks" shall never be less than three (3) Banks and provided further that "Required Banks", with respect to amendments or waivers of any provisions of Sections 6.4(a) and 6.4(e), shall never be less than Banks having at least seventy-five percent (75%) of (i) the Revolving Credit Commitments of all of the Banks at such time (or, if the Revolving Credit Commitments are no longer in effect, the outstanding Revolving Credit Advances of all of the Banks at such time) plus (ii) the aggregate LC Exposure of all of the Banks at such time.

                  "REVOLVING CREDIT TERMINATION DATE" means February 19, 2009, as extended pursuant to Section 2.14 of this Agreement, or the earlier date of the termination of the Revolving Credit Commitments pursuant to
         Section 2.9(d) or Section 7 of this Agreement.

                  "SENIOR SUBORDINATED INDEBTEDNESS" means the 2002 Senior Subordinated Indebtedness and the 2004 Senior Subordinated Indebtedness.

                  "SENIOR SUBORDINATED INDENTURE" means the 2002 Senior Subordinated Indenture and the 2004 Senior Subordinated Indenture.

                  "SENIOR SUBORDINATED NOTES" means the 2002 Senior Subordinated Notes and the 2004 Senior Subordinated Notes.

                  "SUBSTANTIAL GUARANTOR" means a direct or indirect Subsidiary of a Borrower, which is not a Non-US Subsidiary and which has guaranteed the Obligations.

         19. Amendment to Change in Control. The "Change in Control" definition is hereby amended to add a new subpart (v) at the end thereto:

                  and (v) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

         20. Amendment to Permitted Acquisitions. The "Permitted Acquisition" definition is hereby amended to delete subpart (iv) therefrom and to insert in place thereof the following:

                  (iv) in the event that the aggregate purchase price of such transaction is more than Twenty Five Million Dollars ($25,000,000), (x) the Required Banks shall have given their prior written consent to the transaction, and (y) the Person being acquired, or merged or consolidated with a Borrower or any of its Subsidiaries, shall be in the same or similar industries as any of the Borrowers;

         21. Addition to Definitions. Annex II of the Credit Agreement is hereby amended to add the following new definitions thereto:

                  "144(a) OFFERING" means the issuance by International of the 2004 Senior Subordinated Notes in accordance with the 2004 Senior Subordinated Indenture.

                  "2002 SENIOR SUBORDINATED INDEBTEDNESS" means the Subordinated Indebtedness under or in respect of the 2002 Senior Subordinated Notes and the 2002 Senior Subordinated Indenture, in the original principal amount of $30,000,000,

                  "2002 SENIOR SUBORDINATED INDENTURE" means that certain First Amended and Restated Indenture, dated as of September 12, 2002, as amended and restated as of December 2, 2002, between International and CVC Capital Funding LLC, as the same may be amended, restated or supplemented.

                  "2002 SENIOR SUBORDINATED NOTES" means those certain $30,000,000 11% Senior Subordinated Notes due 2012 issued pursuant to the 2002 Senior Subordinated Indenture on September 12, 2002.

                  "2004 SENIOR SUBORDINATED INDEBTEDNESS" means the Subordinated Indebtedness under or in respect of the 2004 Senior Subordinated Notes and the 2004 Senior Subordinated Indenture, in the original principal amount of up to $140,900,000, as the same may be increased up to $151,600,000 as permitted pursuant to Section 6.3(l)(i) hereof.

                  "2004 SENIOR SUBORDINATED INDENTURE" means that certain Indenture, dated as of February 20, 2004, by and among International, the subsidiary guarantors named therein and Wells Fargo Bank Minnesota National Association, Trustee, as the same may be amended, restated or supplemented.

                  "2004 SENIOR SUBORDINATED NOTES" means those certain $140,900,000 8 7/8% Senior Subordinated Notes due March 1, 2012, issued pursuant to the 2004 Senior Subordinated Indenture on the Second Amendment Closing Date., as the same may be increased to $151,600,000 pursuant to Section 6.3(l)(i) hereof.

                  "AGENT FEE LETTER" means the Agent Fee Letter between the Borrowers and the Administrative Agent, dated as of the Second Amendment Closing Date, as the same may from time to time be amended, restated or otherwise modified.

                  "DESIGNATED SENIOR DEBT" means "Designated Senior Debt", as defined in the 2002 Senior Subordinated Indenture and as defined in the 2004 Senior Subordinated Indenture.

                  "MATERIAL INDEBTEDNESS AGREEMENT" shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of a Borrower or any of its Subsidiaries in excess of the amount of Five Million Dollars ($5,000,000).

                  "SECOND AMENDMENT CLOSING DATE" means February 20, 2004.

                  "SECOND AMENDMENT FEE LETTER" means the Second Amendment Fee Letter among the Borrowers, the Administrative Agent and the Banks, dated as of the Second Amendment Closing Date.

                  "SENIOR DEBT" means "Senior Debt", as defined in the 2002 Senior Subordinated Indenture and as defined in the 2004 Senior Subordinated Indenture.

                  "SUBORDINATED INTERCOMPANY LOAN" means any intercompany loan of International or a Subsidiary of International that is subordinated to the Indebtedness evidenced by the Senior Subordinated Notes pursuant to any Senior Subordinated Indenture.

         22. Prepayment of Term Advances. Pursuant to Section 2.9(e) of the Credit Agreement, the Borrowers notified the Administrative Agent that the Borrowers desire to prepay, in full, all of the Term Advances. In connection therewith, each of the Banks agrees to deliver its Term Note to the Administrative Agent marked "Canceled" and the Administrative Agent agrees to redeliver such Term Notes to International.

         23. Notice of Name Change. The Borrowers have notified the Administrative Agent and the Banks that ERICO Europa B.V. has changed its name to ERICO Europe Holding B.V., effective as of November 18, 2003.

         24. Closing Deliveries. Concurrently with the execution of this Amendment, the Borrowers shall:

                  (a) pay to the Administrative Agent the fees set forth in the Agent Fee Letter and the Second Amendment Fee Letter;

                  (b) with respect to the Senior Subordinated Indentures, the Borrowers shall have provided to the Administrative Agent and the Banks (a) a copy of the 2002 Senior Subordinated Indenture, as amended, and the 2004 Senior Subordinated Indenture, certified by an officer of International as being true and complete; and (b) an officer's certificate, signed by a Financial Officer, and otherwise in form and substance satisfactory to the Administrative Agent and the Banks, certifying that all of the Obligations under the Credit Agreement constitute Senior Debt and Designated Senior Debt, as each term is defined in the Senior Subordinated Indentures; and

                  (c) pay all legal fees and expenses of the Administrative Agent in connection with this Amendment.

         25. Post Closing Deliveries. On or before each of the dates specified in this Section 25, the Borrowers shall:

                  (a) within thirty (30) days from the Second Amendment Closing Date, deliver to the Administrative Agent, for the benefit of the Banks, with respect to each Borrower and Substantial Guarantor, (i) the results of U.C.C. lien searches, satisfactory to the Administrative Agent and the Banks, and (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent and the Banks;

                  (b) within thirty (30) days from the Second Amendment Closing Date, (i) deliver to the Administrative Agent, for the benefit of the Banks, corporate documents evidencing ERICO Europa B.V.'s name change to ERICO Europe Holding B.V., (ii) deliver any new share certificates issued in the name of ERICO Europe Holding B.V., and (iii) pay all costs and expenses (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses) of the Administrative Agent and the Banks incurred in connection with the continued perfection of the Administrative Agent's security interest, on behalf of the Banks, in the capital shares of ERICO Europe Holding B.V.; and

                  (c) within thirty (30) days from the Second Amendment Closing Date, deliver to the Administrative Agent, for the benefit of the Banks, the original intercompany notes referenced in the provisions modified pursuant to Sections 8 and 9 of this Amendment.

         26. Representations and Warranties. Each Borrower hereby represents and warrants to the Administrative Agent and the Banks that (a) such Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind such Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by such Borrower and the performance and observance by such Borrower of the provisions hereof do not violate or conflict with the organizational agreements of such Borrower or any law applicable to such Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Borrower; (d) no Potential Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) such Borrower is not aware of any claim or offset against, or defense or counterclaim to, such Borrower's obligations or liabilities under the Credit Agreement or any other Loan Document; and (f) this Amendment constitutes a valid and binding obligation of such Borrower in every respect, enforceable in accordance with its terms.

         27. Waiver. Each Borrower, by signing below, hereby waives and releases the Administrative Agent and the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which such Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

         28. References to Credit Agreement. Each reference that is made in the Credit Agreement or any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.

         29. Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         30. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

         31. Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

         32. Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of Illinois, without regard to principles of conflict of laws.

                  [Remainder of page intentionally left blank.]

         33. JURY TRIAL WAIVER. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment in Cleveland, Ohio as of the date first set forth above.

                                    ERICO INTERNATIONAL CORPORATION

                                    By: /s/ Peter B. Korte
                                    --------------------------------------------
                                    Name: Peter B. Korte
                                    Title: General Counsel and Secretary

                                    ERICO PRODUCTS, INC.

                                    By: /s/ Peter B. Korte
                                    --------------------------------------------
                                    Name: Peter B. Korte
                                    Title: General Counsel and Secretary

                                    ERICO EUROPE HOLDING B.V., formerly known
                                       as ERICO EUROPA, B.V.

                                    By: /s/ William H. Roj
                                    --------------------------------------------
                                    Name: William H. Roj
                                    Title: Managing Director

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                      as the Administrative Agent, Lead Arranger
                                         and as a Bank, and as Issuing Bank

                                    By: /s/ Jefferson M. Green
                                    --------------------------------------------
                                    Name: Jefferson M. Green
                                    Title: Senior Vice President

                                    GENERAL ELECTRIC CAPITAL
                                       CORPORATION,
                                         as Co-Lead Arranger, Co-Documentation
                                            Agent and as a Bank

                                    By: /s/ Christopher Cox
                                    --------------------------------------------
                                    Name: Christopher Cox
                                    Title: Duly Authorized Signatory

                                    NATIONAL CITY BANK,
                                       as Syndication Agent and as a Bank

                                    By: /s/ Patrick M. Pastore
                                    --------------------------------------------
                                    Name: Patrick M. Pastore
                                    Title: Senior Vice President

                                    KEYBANK NATIONAL ASSOCIATION,
                                       as Documentation Agent and as a Bank

                                    By: /s/ Babette C. Schubert
                                    --------------------------------------------
                                    Name: Babette C. Schubert
                                    Title: Senior Vice President

                                     ANNEX I
                                   COMMITMENTS

   Amended and Restated Credit Agreement, dated as of May 2, 2002, among ERICO International Corporation, other Borrowers, the Administrative Agent, the Lead Arranger, the Co-Lead Arranger, the Syndication Agent, the Documentation Agent,
           the Co-Documentation Agent, the Issuing Bank and the Banks

                                                   Revolving Credit         Bank's Total
          Bank                                        Commitment             Commitment          Bank's Percentage
          ----                                        ----------             ----------          -----------------
LaSalle Bank National Association                     $25,000,000            $25,000,000           33.333333333 %

National City Bank                                    $15,625,000            $15,625,000           20.833333333 %

General Electric Capital Corporation                  $21,875,000            $21,875,000           29.166666667 %

KeyBank National Association                          $12,500,000            $12,500,000           16.666666667 %

Aggregate Bank Commitments                            $75,000,000            $75,000,000          100.000000000 %